Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE APPOINTS HONG ZHAO AS CHIEF EXECUTIVE OFFICER, CHINA OPERATIONS

Foster City, Calif. – March 22, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Hong Zhao as Chief Executive Officer, China Operations. Mr. Zhao is an accomplished, respected pharmaceutical industry executive with more than 20 years of experience in leading the commercial operations, market expansion and growth of multi-national companies in China.

“Hong Zhao is a skilled executive with proven ability to exceed aggressive performance goals, deliver strong top and bottom-line performance, manage and inspire effective sales organizations, establish productive relationships with industry partners and implement innovative and effective corporate strategies,” said Friedhelm Blobel, Ph.D., SciClone Chief Executive Officer. “Throughout his career, he has demonstrated the ability to bring new ways of thinking into his companies, implement effective sales force management strategies, incentives and performance measures, align organizations toward growth and leverage the full potential of individuals and teams. SciClone’s board of directors and management team join me in welcoming Hong to our Company. We look forward to working together to lead SciClone to its next level of performance in China.”

“I believe that SciClone has significant potential to enhance its stature and reputation as a growth-focused mid-size pharmaceutical company with a high quality, differentiated marketed product portfolio, led by ZADAXIN®, one of the most respected brands among patients and physicians in China,” said Mr. Zhao. “I look forward to working with Friedhelm and the talented SciClone team to build a consistently top-performing commercial organization, strengthen our focus on ensuring compliance and integrity throughout our operations and continue to deliver value to all of our stakeholders,”

Mr. Zhao joins SciClone from Simcere Pharmaceutical Group, a leading pharmaceutical company specializing in the development, manufacturing, and marketing of branded and proprietary pharmaceuticals in China, where he served as Executive Vice President, responsible for all business operations, including leading a sizeable sales team and managing multiple business units, and had direct reporting responsibility for medical affairs, market access, marketing and sales operations, training and personnel development. Prior to Simcere, he held positions of increasing seniority at Novartis China, from Regional Sales Manager, National Sales Director, Vice President, Senior Vice President of Novartis Greater China and General Manager of Novartis Shanghai. Mr. Zhao also served with Xi’an Janssen Pharmaceutical, where he rose quickly from Medical Representative to District Sales

Manager. Earlier in his career he served as a lecturer and tutor at Nanjing Medical College. Mr. Zhao earned a Bachelor of Medicine degree from Nanjing Medical College and an Executive Masters of Business Administration degree from China European International Business School (CEIBS) in Shanghai. He is fluent in Mandarin and in English.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a leading hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to; the course, cost and outcome of regulatory matters; the Company’s ability to execute on its goals in China and on its objectives; the challenges presented by integrating an acquired business into existing operations;; the dependence on third-party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs and SciClone’s ability to attract and retain key personnel. SciClone cannot predict the timing or outcome of the on-going SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.